Exhibit No. Ex-99.h.7

                        MASTER-FEEDER SERVICES AGREEMENT

         AGREEMENT made as of May 1, 2007, by and between NATIONWIDE VARIABLE INSURANCE TRUST (formerly Gartmore Variable Insurance Trust), a Delaware statutory trust (hereinafter referred to as the "Trust") on behalf of each of the Trust's series listed on Appendix A hereto, as said appendix may be amended from time to time (each a "Fund," and collectively, the "Funds"), and NATIONWIDE FUND MANAGEMENT LLC, a Delaware limited liability company (hereinafter referred to as the "Service Provider").

                                   WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

         WHEREAS, the Board of Trustees of the Trust (the "Trustees") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares; and

         WHEREAS, the Trustees have established and designated each Fund as a series of the Trust; and

         WHEREAS, the Trust desires to retain the Service Provider to provide MASTER-FEEDER operational support services to each Fund in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Service Provider is willing to provide master-feeder operational support services to each Fund on the terms and conditions hereafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Service Provider hereby agree as follows:

ARTICLE I. DUTIES OF THE SERVICE PROVIDER

         (a) GENERAL DUTIES. The Trust hereby employs the Service Provider to direct the master-feeder operational support services described below, subject to review by and overall control of the Trustees, for the period and on the terms and conditions set forth in this Agreement. The Service Provider hereby accepts such employment and agrees that, during such period, at the Service Provider's own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Trust acknowledges that certain services provided for hereunder may be performed by entities that are affiliates of the Service Provider ("Affiliates"), although in any such instance the Service Provider shall remain liable to the Trust therefore. The Service Provider and its Affiliates, for all purposes herein, shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed agents of the Trust or any Fund.

         (b) MASTER-FEEDER SERVICES. The Service Provider shall provide effective operational support for the Trust and each Fund that invests all of said Fund's net assets in another investment company with the identical investment objectives and policies (herein each a "Feeder Fund" and a "Master Fund," respectively), including the services required of the Feeder Funds as set forth in a Master-Feeder Participation Agreement between the Trust on behalf of one or more Feeder Funds and a Master Fund (the "Participation Agreement"). The Service Provider shall arrange for or conduct the full operations of the Feeder Funds, such duties and obligations to include, but not be limited to:

         (i) providing information to the Board of Trustees to enable the Trustees to make all necessary decisions of whether to invest the assets of a Feeder Fund in shares of a particular Master Fund, if any;

         (ii) monitoring the ongoing investment performance of the Master Fund and its respective service providers, and the level of expenses borne by shareholders of the Master Fund;

         (iii) coordination with the Master Fund's board of directors, officers and service providers to obtain all information, reports, certifications, signatures and other materials necessary for the composition and filing of the Feeder Fund's registration statements, shareholder reports and other disclosure materials;

         (iv) coordinating financial statement reports with those of the Master Fund;

         (v) coordination with the Master Fund's board of directors, officers and service providers to obtain all information, reports, certifications, signatures and other materials necessary to enable the Feeder Funds to prepare and maintain such processes, materials and/or reports (including effecting the filing thereof with the appropriate regulatory agencies) as may be necessary or prudent pursuant to the Sarbanes-Oxley Act of 2002;

         (vi) effecting daily trades into or from the Master Fund, settling all such transactions and performing trading and settlement reconciliations;

         (vii) establishing and maintaining operational connectivity between the Feeder Fund and the Master Fund and continuing monitoring to prevent or minimize any resulting disadvantage to Feeder Fund shareholders;


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         (viii) facilitation of distribution of Master Fund proxy solicitation materials to Feeder Fund shareholders and/or coordination with the Master Fund's officers and service providers to incorporate Master Fund proxy information into Feeder Fund proxy solicitation materials;

         (ix) coordination with the Master Fund's officers and service providers to enable the Feeder Funds to compile and maintain their respective books and records as may be legally required or reasonably necessary or prudent;

         (x) such activities as are necessary for the design, development and maintenance of each Feeder Fund as a product offering to Trust shareholders;

         (xi) providing regular and special reports, information and other educational materials to the Board of Trustees concerning any particular Feeder Fund-Master Fund structure or of master-feeder fund structures in general; and

         (xii) providing such other services as are necessary or appropriate to the efficient operation of the Feeder Funds with respect to their investment in corresponding Master Funds.

         Notwithstanding any provision herein to the contrary, it is understood and acknowledged that the Service Provider shall have no responsibility to provide direct portfolio management services, including but not limited to making recommendations as to the selection of individual investment securities, the amounts thereof or the timing or nature of their respective purchases and/or sales.

ARTICLE II. ALLOCATION OF CHARGES AND EXPENSES

         (a) THE SERVICE PROVIDER. The Service Provider assumes and shall pay, or cause the Service Provider's Affiliate to pay, for maintaining the staff and personnel necessary to perform the Service Provider's obligations under this Agreement, and, at the Service Provider's own expense, shall provide the office space, facilities and necessary personnel to perform the services which the Service Provider is obligated to provide under Article I hereof. The Service Provider shall pay, or cause the Service Provider's Affiliate to pay, compensation of all Officers of the Trust and all Trustees of the Trust who are affiliated persons of the Service Provider or of an Affiliate of the Service Provider.

         (b) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust and each Feeder Fund under this Agreement, including, without limitation: (i) interest and taxes; (ii) insurance premiums for fidelity and other coverage requisite to the Trust's operations; (iii) compensation and expenses of the Trust's Trustees other than those associated or affiliated with the Service Provider; (iv) legal and audit expenses; (v) custodian and transfer agent fees and expenses; (vi) expenses incident to the redemption of the Trust's shares; (vii) expenses incident to the issuance of the Trust's shares against payment therefor by or on behalf of the subscribers

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thereto; (viii) fees and expenses, other than as herein above provided, incident to the registration under Federal and state securities laws of shares of each Fund for public sale; (ix) expenses of printing and mailing reports, prospectuses, notices and proxy materials to shareholders of each Fund; (x) except as noted above, all other expenses incidental to holding meetings of the Funds' shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation, affecting a Fund and any legal obligation which the Trust may have on behalf of a Fund to indemnify its officers and trustees with respect thereto.

ARTICLE III. COMPENSATION OF THE SERVICE PROVIDER

         MASTER-FEEDER SERVICES FEES. For the services rendered hereunder, the facilities furnished and expenses assumed by the Service Provider, each Feeder Fund shall pay to the Service Provider at the end of each calendar month a fee based upon the average daily value of the net assets of such Feeder Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Feeder Fund's prospectus and statement of additional information, at the annual rate of twenty-five basis points (0.25%), commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Service Provider's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above. During any period when the determination of net asset value is suspended by the Trustees, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

ARTICLE IV. LIMITATION OF LIABILITY
            OF THE SERVICE PROVIDER

         The Service Provider shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the performance of the Service Provider's obligations hereunder, EXCEPT for willful misfeasance, bad faith or gross negligence in the performance of Service Provider's duties, or by reason of reckless disregard of Service Provider's obligations and duties hereunder. As used in this Article IV, the term "Service Provider" shall include any affiliates of the Service Provider performing services for the Trust or a Fund contemplated hereby and partners, shareholders, directors, officers and employees of the Service Provider and such Affiliates.


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ARTICLE V. ACTIVITIES OF THE SERVICE PROVIDER

         The services of the Service Provider to the Trust and the Funds are not to be deemed to be exclusive, and the Service Provider and each Affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Trust and any Fund are or may become interested in the Service Provider and Service Provider's affiliates, as directors, officers, employees, partners, shareholders or otherwise, and that the Service Provider and directors, officers, employees, partners and shareholders of the Service Provider and Service Provider's Affiliates are or may become similarly interested in the Trust or a Fund as shareholders or otherwise.

ARTICLE VI. DURATION AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective with respect to a Fund as of the date such Fund commences investment operations as a Feeder Fund, and shall remain in force with respect to such Fund for two (2) years thereafter, and thereafter continue from year to year, but only so long as the Fund continues to operate as a Feeder Fund and such continuance is specifically approved at least annually by (i) the Trustees, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or with respect to a Fund by the vote of a majority of the outstanding voting securities of such Fund, or by the Service Provider, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

ARTICLE VII. AMENDMENTS OF THIS AGREEMENT

         This Agreement may be amended, with respect to all or only certain of the Funds, by the parties only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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ARTICLE VIII. DEFINITIONS OF CERTAIN TERMS

         The terms "vote of majority of the outstanding voting securities," "assignment," "affiliated persons" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE IX. GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

ARTICLE X. LIMITATION OF OBLIGATION OF EACH FUND

         The obligations of each Fund hereunder shall be limited to the assets of that Fund, shall be separate from the obligations of each other series of the Trust, and no Fund shall be liable for the obligations of any other series of the Trust.

ARTICLE XI. DISCLAIMER OF TRUSTEE
            OR SHAREHOLDER LIABILITY

         The Service Provider understands and agrees that the obligations of the Trust under this Agreement are not binding upon any trustee or shareholder of the Trust or Fund personally, but bind only the Trust, but only with respect to the Fund's property. The Service Provider represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming trustee or shareholder liability for acts or obligations of the Trust.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written. This Agreement may be executed by the parties hereto on any number of counterparts, all of which shall constitute one and the same instrument.

                               NATIONWIDE VARIABLE INSURANCE TRUST



                               By:
                                  --------------------------------
                               Name:
                                    ------------------------------
                               Title:
                                     -----------------------------

                               NATIONWIDE FUND MANAGEMENT LLC



                               By:
                                  --------------------------------
                               Name:
                                    ------------------------------
                               Title:
                                     -----------------------------







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                                   APPENDIX A
                 TO THE MASTER-FEEDER SERVICES AGREEMENT BETWEEN
                       NATIONWIDE VARIABLE INSURANCE TRUST
                       AND NATIONWIDE FUND MANAGEMENT LLC

                             EFFECTIVE MAY 1, 2007*

NAME OF FUND
-----------
American Funds NVIT Growth Fund
American Funds NVIT Global Growth Fund
American Funds NVIT Asset Allocation Fund
American Funds NVIT Bond Fund
American Funds NVIT Growth-Income Fund


*As most recently approved at the January 11, 2007 Board Meeting.